Exhibit 99.1

Broadwind Energy Announces Q3 2014 Results

Q3 Highlights:

•                  Booked $66 million in new orders; backlog rises to $228 million

•                  Operating loss of $1.8 million fell short of plan due to operational challenges in tower plant

•                  Gearing and Services operating losses halved compared to Q3 2013

•                  Cash assets rose to $27.9 million in Q3 2014, an increase of $16.4 million from Q2 2014—cash assets in excess of debt rise to $23.7 million

•                  Board authorizes share repurchase program for up to $10 million of common stock over the next six months

Cicero, lll., October 30, 2014 — Broadwind Energy, Inc. (NASDAQ: BWEN) reported sales of $60.3 million for the third quarter of 2014, down 1% compared to $60.9 million in the third quarter of 2013, reflecting lower tower production partly offset by increased activity in Services.

The Company reported a net loss from continuing operations of $1.8 million or $.12 per share in the third quarter of 2014, compared to a net loss from continuing operations of $2.5 million or $.18 per share in the third quarter of 2013. The $.06 per share improvement was due to stronger operating results in the Gearing and Services segments and lower restructuring and regulatory expenses, largely offset by weaker Towers and Weldments results. Towers and Weldments segment operating income was down $3.2 million from the prior year period due to operational inefficiencies experienced while scaling up production at the Company’s Abilene, Texas plant, coupled with challenges associated with adding an additional tower model to the production mix in the same facility. The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring costs) of $2.0 million in the third quarter of 2014, compared to $2.7 million in the third quarter of 2013. The $.7 million decrease was due mainly to the operational issues in Towers and Weldments.

For the September 30 year-to-date period, revenue totaled $187.5 million, up 18% from the prior year period due to a 19% increase in tower production volume compared to the prior year period. The nine-month net loss from operations totaled $.7 million and included a $1.6 million reserve related to the potential settlement of an investigation initiated by the SEC in 2010.

Peter C. Duprey, president and chief executive officer, stated, “Towers had a very difficult quarter, particularly in our Abilene facility where scaling up to full production capacity and adding a new tower design resulted in production disruptions and contributed to significant expense overruns. We underestimated the learning curve faced by a less seasoned workforce and maintenance expenses rose significantly at Abilene as we targeted higher capacity levels. We are working through those issues and expect to show improvement in the fourth quarter. Our Gearing business showed continued improvement at the bottom line, cutting its operating loss by over half compared to the prior year, which helped to offset the Towers and Weldments shortfall. Our Services segment improved significantly year-over-year with revenue up over 35% compared to the prior year third quarter and a reduced operating loss. The level of activity around gearbox repair, which is a core competency for the business, is increasing nicely.”

Mr. Duprey concluded, “We have been making great progress in improving the operational performance of the businesses, but we frankly overstressed the operational capability of the Abilene tower facility in Q3. We have shifted resources to bolster the Abilene operations, and should see improvement in the fourth quarter. Our best people are driving the retraining in Abilene and we will see the full benefit of these efforts in 2015. We are pleased with the operational improvements in our Gearing and Services segments as well as the increased demand for oil and gas work and blade repair in those respective segments. Overall, we continue to work diligently to advance our continuous improvement efforts which will translate into tangible bottom line improvements. We are reflecting the third quarter shortfall and tempered expectations for fourth quarter profitability in our financial outlook for the balance of the year. Due to a lower margin mix of tower sales and cyclically lower Services sales, we now expect to record a total of $248-250 million of revenue this year, with a net loss of approximately $4-5 million.”

Orders and Backlog

The Company booked $66.1 million in net new orders in the third quarter of 2014, down 24% from $87.0 million in the third quarter of 2013 but nearly triple the second quarter of 2014. Towers and Weldments orders, which vary considerably from quarter to quarter, totaled $51.7 million, down from $70.2 million in the third quarter of 2013. Gearing orders totaled $9.0 million, down from $12.8 million in the third quarter of 2013 due to the absence of a large wind replacement gearing order in the prior year period. Services orders totaled $5.3 million, up from $3.9 million in the third quarter of 2013, and represented the highest quarterly order rate since the fourth quarter of 2012.

At September 30, 2014, total backlog was $228.1 million, up 36% from September 30, 2013.

Segment Results

Towers and Weldments

Broadwind Energy produces fabrications for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Weldments segment sales totaled $45.1 million for the third quarter of 2014, down 4% from third quarter 2013 sales of $47.1 million. Tower volume decreased 14% due primarily to production issues stemming from scaling up production and introducing a new tower model in the Abilene tower plant. Towers and Weldments operating income of $3.4 million or 7% of sales for the third quarter was down sharply from the prior year period operating income of $6.6 million or 14% of sales, due to $2.1 million of higher labor costs associated with the tower model changeover as well as unplanned warranty work and maintenance expense. Non-GAAP adjusted EBITDA in the third quarter of 2014 was $4.4 million, down from $7.7 million in the third quarter of 2013 due to the factors described above.

Gearing

Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel and wind applications.

Gearing segment sales totaled $10.3 million in the third quarter of 2014, essentially flat compared to the third quarter of 2013. Gearing segment operating loss totaled $2.3 million for the third quarter of 2014, significantly better than the operating loss of $5.4 million in the third quarter of 2013 which included a $1.5 million regulatory charge. The current quarter improvement also reflected a higher margin production mix mainly for oil and gas customers and lower restructuring charges which impacted the prior year third quarter. Partly offsetting these favorable factors were unfavorable production variances due in part to lower fixed cost absorption reflecting successful efforts to reduce inventories as processing times improve. Gearing non-GAAP adjusted EBITDA loss was $.1 million in the third quarter of 2014, a significant improvement from a non-GAAP adjusted EBITDA loss of $2.3 million in the third quarter of 2013 due to the factors described above.

Services

Broadwind Energy specializes in non-routine drivetrain and blade maintenance services and offers comprehensive field services to the wind industry.

Revenue from the Services segment was $5.0 million for the third quarter of 2014, up 36% from the third quarter of 2013 due to continued strong demand for blade service and other technician fieldwork. Services’ operating loss for the third quarter 2014 was $.7 million, compared to an operating loss of $1.3 million in the third quarter of 2013. The significant improvement was due to increased sales and better utilization of technicians as well as lower operating expenses. Services’ non-GAAP adjusted EBITDA loss for the third quarter of 2014 totaled $.4 million, a considerable improvement over non-GAAP adjusted EBITDA loss of $.8 million in the third quarter of 2013 due to the factors described above.

Corporate and Other

Corporate and other expenses totaled $2.1 million for the third quarter of 2014, down slightly from $2.2 million in the third quarter of 2013 due primarily to lower incentive compensation and insurance expense, which offset an additional $.8 million reserve related to a potential settlement with the SEC for an investigation initiated in 2010.

Cash and Liquidity

During the quarter, operating working capital (accounts receivable and inventory, net of accounts payable and customer deposits) decreased $14.4 million to $11.5 million or 5% of annualized third-quarter sales due to a reduction in inventory and increased trade payables and customer deposits.

Cash assets (cash and short-term investments) totaled $27.9 million at September 30, 2014, an increase of $16.4 million from June 30, 2014. At September 30, 2014, the Company’s $20 million credit line was undrawn and debt and capital leases totaled $4.2 million.

Stock Repurchase Program

In view of management’s confidence in the Company’s strategy and long-term potential, the Board of Directors has authorized the Company to repurchase up to $10 million of its outstanding common stock over the next six months. Under the repurchase program, shares will be repurchased in open market transactions during non-blackout trading periods.

About Broadwind Energy, Inc.

Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears and gearing systems for wind, steel, oil and gas and mining applications, to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services and industrial weldments, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of over 800 employees is committed to helping customers maximize performance of their investments — quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management and our prospects and strategies for future growth, including with respect to estimated 2014 guidance. Forward-looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on current expectations, and we undertake no obligation to update these statements to reflect events or circumstances occurring after this release. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include, but are not limited to: expectations regarding our business, end-markets, relationships with customers and our ability to diversify our customer base; the impact of competition and economic volatility on the industries in which we compete; our ability to realize revenue from customer orders and backlog; the impact of regulation on our end-markets, including the wind energy industry in particular; the sufficiency of our liquidity and working capital and our plans to evaluate alternative sources of funding if necessary; our restructuring plans and the associated cost savings; our ability to preserve and utilize our tax net operating loss carry-forwards; our plans to continue to grow our business through organic growth; our plans with respect to the use of proceeds from financing activities and our ability to operate our business efficiently; manage capital expenditures and costs effectively, and generate cash flow; and other risks and uncertainties described in our filings with the Securities and Exchange Commission, including those contained in Part I, Item 1A “Risk Factors” of our Annual Reports on Form 10-K.

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com

LHA CONTACT: Jody Burfening/Carolyn Capaccio, 212.838.3777 ccapaccio@lhai.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,026	$24,936
Short-term investments	10,833	1,143
Restricted cash	83	83
Accounts receivable, net of allowance for doubtful accounts of $114 and $17 as of September 30, 2014 and December 31, 2013, respectively	24,316	18,735
Inventories, net	32,833	37,143
Prepaid expenses and other current assets	2,138	2,325
Assets held for sale	1,182	1,970
Total current assets	88,411	86,335
Property and equipment, net	64,300	69,077
Intangible assets, net	5,570	5,903
Other assets	515	2,379
TOTAL ASSETS	$158,796	$163,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$149	$201
Current portions of capital lease obligations	700	933
Accounts payable	25,036	27,537
Accrued liabilities	10,061	8,115
Customer deposits	20,573	22,993
Liabilities held for sale	361	749
Total current liabilities	56,880	60,528

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	2,608	2,755
Long-term capital lease obligations, net of current portions	731	1,193
Other	3,556	3,888
Total long-term liabilities	6,895	7,836

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,821,468 and 14,627,990 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	15	15
Additional paid-in capital	376,813	376,125
Accumulated deficit	(281,807)	(280,810)
Total stockholders’ equity	95,021	95,330
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$158,796	$163,694

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$60,289	$60,862	$187,470	$159,313
Cost of sales	56,267	55,147	168,936	146,366
Restructuring	164	1,097	952	2,758
Gross profit	3,858	4,618	17,582	10,189

OPERATING EXPENSES:
Selling, general and administrative	4,629	5,216	16,166	15,721
Intangible amortization	111	111	333	1,441
Regulatory settlement	816	1,500	1,566	1,500
Restructuring	113	79	222	787
Total operating expenses	5,669	6,906	18,287	19,449
Operating loss	(1,811)	(2,288)	(705)	(9,260)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(177)	(177)	(521)	(795)
Other, net	29	(4)	149	511
Gain (loss) on sale of assets and restructuring	119	(1)	119	2,965
Total other (expense) income, net	(29)	(182)	(253)	2,681

Net loss from continuing operations before provision for income taxes	(1,840)	(2,470)	(958)	(6,579)
Provision (benefit) for income taxes	(26)	28	39	64
LOSS FROM CONTINUING OPERATIONS	(1,814)	(2,498)	(997)	(6,643)
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	100	—	(110)
NET LOSS	$(1,814)	$(2,398)	$(997)	$(6,753)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:
Loss from continuing operations	$(0.12)	$(0.18)	$(0.07)	$(0.46)
Loss from discontinued operations	—	0.01	—	(0.01)
Net loss	$(0.12)	$(0.17)	$(0.07)	$(0.47)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	14,792	14,525	14,728	14,405

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

(UNAUDITED)

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(997)	$(6,753)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	9,576	11,412
Impairment charges	—	288
Stock-based compensation	515	1,438
Allowance for doubtful accounts	98	(274)
Common stock issued under defined contribution 401(k) plan	163	499
Loss (gain) on disposal of assets	(99)	(3,576)
Changes in operating assets and liabilities:
Accounts receivable	(5,659)	(1,463)
Inventories	4,310	(10,868)
Prepaid expenses and other current assets	1,956	1,228
Accounts payable	(1,981)	11,399
Accrued liabilities	1,945	1,123
Customer deposits	(2,367)	17,419
Other non-current assets and liabilities	(371)	(365)
Net cash provided by operating activities	7,089	21,507

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of logistics business and related note receivable	—	250
Purchases of available for sale securities	(13,340)	(867)
Sales of available for sale securities	994	—
Maturities of available for sale securities	2,655	—
Purchases of property and equipment	(5,560)	(4,357)
Proceeds from disposals of property and equipment	1,045	12,533
(Increase) decrease in restricted cash	—	(1)
Net cash (used) provided by investing activities	(14,206)	7,558

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of stock	9	—
Payments on lines of credit and notes payable	(59)	(80,233)
Proceeds from lines of credit and notes payable	—	75,208
Principal payments on capital leases	(743)	(1,730)
Net cash used in financing activities	(793)	(6,755)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,910)	22,310
CASH AND CASH EQUIVALENTS, beginning of the period	24,936	516
CASH AND CASH EQUIVALENTS, end of the period	$17,026	$22,826

Supplemental cash flow information:
Interest paid	$434	$672
Income taxes paid	$32	$19
Non-cash investing and financing activities:
Issuance of restricted stock grants	$338	$1,025

BROADWIND ENERGY, INC. AND SUBSIDIARIES

SELECTED SEGMENT FINANCIAL INFORMATION

(IN THOUSANDS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
REVENUES:
Towers and Weldments	$45,099	$47,084	$146,284	$116,044
Gearing	10,334	10,389	31,533	31,554
Services	5,026	3,704	10,945	15,253
Corporate and Other	(170)	(315)	(1,292)	(3,538)
Total revenues	$60,289	$60,862	$187,470	$159,313

OPERATING (LOSS) PROFIT:
Towers and Weldments	$3,351	$6,561	$17,523	$13,779
Gearing	(2,294)	(5,375)	(7,060)	(12,326)
Services	(732)	(1,276)	(3,390)	(3,239)
Corporate and Other	(2,136)	(2,198)	(7,778)	(7,474)
Total operating profit/(loss)	$(1,811)	$(2,288)	$(705)	$(9,260)

BROADWIND ENERGY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(IN THOUSANDS)

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company’s management believes that certain non-GAAP financial measures may provide users of this financial information with meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring or non-operational items that impact the overall comparability. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended September 30, 2014 and 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Consolidated

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Operating income(loss)	$(1,811)	$(2,288)	$(705)	$(9,260)
Depreciation and amortization	3,312	3,178	9,576	10,826
Restructuring	277	1,176	1,174	3,545
Other (loss) income	29	(4)	149	511
Share-based compensation and other stock payments	186	645	516	1,970
Total Adjusted EBITDA (Non-GAAP)	$1,993	$2,707	$10,710	$7,592

Towers and Weldments Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Operating income	$3,351	$6,561	$17,523	$13,779
Depreciation	1,061	941	3,052	2,841
Restructuring expense	15	50	41	165
Other income (loss)	5	(8)	(13)	266
Share-based compensation and other stock payments	1	107	45	352
Total Adjusted EBITDA (Non-GAAP)	$4,433	$7,651	$20,648	$17,403

Gearing Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Operating loss	$(2,294)	$(5,375)	$(7,060)	$(12,326)
Depreciation and amortization	1,906	1,813	5,512	6,882
Restructuring expense	262	1,125	1,133	2,684
Other income (loss)	—	9	3	(5)
Share-based compensation and other stock payments	(2)	121	129	333
Total Adjusted EBITDA (Non-GAAP)	$(128)	$(2,307)	$(283)	$(2,432)

Services Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Operating loss	$(732)	$(1,276)	$(3,390)	$(3,239)
Depreciation	312	409	932	1,064
Restructuring expense	—	—	—	234
Other income (loss)	24	(5)	159	251
Share-based compensation and other stock payments	1	59	18	227
Total Adjusted EBITDA (Non-GAAP)	$(395)	$(813)	$(2,281)	$(1,463)

Corporate and Other

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Operating loss	$(2,136)	$(2,198)	$(7,778)	$(7,474)
Depreciation	33	15	80	38
Restructuring expense	—	1	—	462
Share-based compensation and other stock payments	186	358	324	1,058
Total Adjusted EBITDA (Non-GAAP)	$(1,917)	$(1,824)	$(7,374)	$(5,916)